Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South  Commerce Drive, Suite 300
Salt Lake City, Utah  84107-5370      (801) 281-4700

August  9,  2012

Securities and Exchange Commission
100 F Street,  NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of  Child, Van Wagoner & Bradshaw, PLLC  was previously principal accountant for Fulucai Productions Ltd.  (the "Company") and reported  on  the financial statements of  the Company for the years ended April 30, 2012 and 2011.  On or about August 1, 2012,  we changed our accounting  practice from  Child, Van Wagoner & Bradshaw, PLLC  to Anderson Bradshaw PLLC. We  have  read  the  Company's statements  included  under Item 4.01 of  its Form 8-K  dated  August  9 ,  2012,  and  agree with such  statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC